Universal Forest Products, Inc.

Exhibit 99(a)

News release

---------------AT THE COMPANY---------------

Dick Gauthier

VP,  Business Outreach

(616) 365-1555

FOR IMMEDIATE RELEASE

Wednesday, February 19, 2020

UFP Industries Reports Record Profits for Fourth Quarter and Year
-  2019 diluted EPS up 21 percent; unit sales up 6 percent -

GRAND RAPIDS, Mich., Wednesday, Feb. 19, 2020 – Universal Forest Products, Inc. (n/k/a UFP Industries)   (Nasdaq: UFPI), today announced record net sales and profits for the fourth quarter of 2019, as well as record EPS of $2.91 per diluted share for fiscal 2019 compared to $2.40 for fiscal 2018, a 21 percent increase.

“The hard-working employees of UFP Industries marked our 65th year in business by producing the best fourth quarter and year in our history,” stated CEO Matthew J. Missad.  “Our record profitability is the result of increased unit sales, our ability to leverage fixed costs, and increased sales of our higher-margin, value-added products, which continue to comprise a greater portion of our product mix. We also generated record operating cash flow, allowing us to fund our strategic growth initiatives, further strengthen our balance sheet and return even more capital to our shareholders.”

Fourth Quarter 2019 Highlights (comparisons on a year-over-year basis):

-	Earnings from operations of $51.8 million were up 14 percent and net earnings attributable to controlling interest of $37.7 million were up 24 percent
-	EBITDA of $70.9 million increased by 12 percent
-	Net sales of $998 million represent a 1 percent increase; lower lumber prices reduced gross sales by 5 percent

Fiscal 2019 Highlights (comparisons on a year-over-year basis):

-	Earnings from operations of $244.9 million were up 18 percent, and net earnings attributable to controlling interest of $179.7 million were up 21 percent
-	EBITDA of $317.3 million was up 19 percent, exceeding the company’s unit sales increase of 6 percent
-	New product sales were $540 million, up 13 percent. For 2020, the company has removed $126 million of 2019 sales from its new products classification, although it will continue to sell those products.
-	Net sales of $4.42 billion were down 2 percent; lower lumber prices reduced gross sales by 8 percent
-	Net cash flow from operating activities of $349.3 million was up 199%

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Universal Forest Products, Inc.

By market, the Company reported the following 2019 results:

Retail

•

Fourth Quarter: $323.3 million in gross sales, up 7 percent over the fourth quarter of 2018. Retail unit sales increased 10 percent due to new product growth and market share gains. Lower selling prices reduced gross sales by 3 percent.

•	Full Year: $1.64 billion in gross sales, down 1 percent from 2018, due to a 7 percent increase in unit sales and an 8 percent decrease in selling prices.

Industrial

•

Fourth Quarter: $309.7 million in gross sales, down 4 percent from the fourth quarter of 2018; unit sales increased 2 percent, while lower lumber prices reduced gross sales by 6 percent.  Acquisitions accounted for all the unit sales growth.

•	Full Year: $1.33 billion in gross sales, up 2 percent over the previous year. Unit sales increased 7 percent; 5 percent came from acquisitions and 2 percent from organic growth.

Construction

•

Fourth Quarter: $379.0 million in gross sales, up 1 percent over the fourth quarter of 2018, due to a 5 percent increase in unit sales and a 4 percent decrease in selling prices. Unit sales to commercial, manufactured housing and residential customers rose 9, 4, and 3 percent, respectively.

•

Full Year: $1.52 billion in gross sales, down 5 percent from the previous year due to a 10 percent decrease in lumber prices and a 5 percent increase in unit sales. Unit sales to commercial and residential customers rose 11 and 5 percent, respectively. Manufactured housing sales were flat for the year.

On January 1, 2020, the company began doing business as UFP Industries to better reflect its growing diversity of products and markets. (The company will seek shareholder approval for the change to its corporate name at its annual meeting of shareholders in April.) The company also realigned its organizational structure, creating three market-focused segments: UFP Construction, UFP Industrial and UFP Retail.

“Although our results indicate we are performing well, we believe we can continue to improve and have made changes to do so,” added Missad. “Our new structure is intended to bring even greater alignment with our customers and allow for quicker introduction of new, value-added products. It also will help us more effectively allocate capital to grow and improve our business. We are truly excited about the future of UFP Industries.”

On February 3, 2020, UFP Industries announced it changed the frequency of its dividend payments from semi-annual to quarterly. The company also announced a 25 percent pro-rated increase in its dividend payment.

CONFERENCE CALL

UFP Industries will conduct a conference call to discuss information included in this news release and related matters at 8:30 a.m. ET on Thursday, February 20, 2020. The call will be hosted by CEO Matthew J. Missad and CFO Michael Cole, and will be available for analysts and institutional investors domestically at 866-518-4547 and internationally at 213-660-0879. Use conference pass code 8194375. The conference call will be available simultaneously and in its entirety to all interested investors and news media through a webcast at http://www.ufpi.com. A replay of the call will be available through March 21, 2020, at 855-859-2056, 404-537-3406 or 800-585-5367.

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Universal Forest Products, Inc.

UNIVERSAL FOREST PRODUCTS, INC.  (d/b/a UFP INDUSTRIES)

UFP Industries is a holding company whose subsidiaries supply wood, wood composite and other products to three robust markets: retail, construction and industrial.  Founded in 1955, the Company is headquartered in Grand Rapids, Mich., with affiliates throughout North America, Europe, Asia and Australia. For more about UFP Industries, go to www.ufpi.com.

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act, as amended, that are based on management’s beliefs, assumptions, current expectations, estimates and projections about the markets we serve, the economy and the Company itself. Words like “anticipates,” “believes,” “confident,” “estimates,” “expects,” “forecasts,” “likely,” “plans,” “projects,” “should,” variations of such words, and similar expressions identify such forward-looking statements. These statements do not guarantee future performance and involve certain risks, uncertainties and assumptions that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. The Company does not undertake to update forward-looking statements to reflect facts, circumstances, events, or assumptions that occur after the date the forward-looking statements are made. Actual results could differ materially from those included in such forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainty. Among the factors that could cause actual results to differ materially from forward-looking statements are the following: fluctuations in the price of lumber; adverse or unusual weather conditions; adverse economic conditions in the markets we serve; government regulations, particularly involving environmental and safety regulations; and our ability to make successful business acquisitions. Certain of these risk factors as well as other risk factors and additional information are included in the Company's reports on Form 10-K and 10-Q on file with the Securities and Exchange Commission.

Non-GAAP Financial Information

This release includes certain financial information not prepared in accordance with U.S. GAAP. Because not all companies calculate non-GAAP financial information identically (or at all), the presentations herein may not be comparable to other similarly titled measures used by other companies.  Management considers EBITDA, a non-GAAP measure, an alternative performance measure which may provide useful information to investors.

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Universal Forest Products, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS AND COMPREHENSIVE INCOME (UNAUDITED)

FOR THE THREE AND TWELVE MONTHS ENDED

	Quarter Period				Year to Date
(In thousands, except per share data)	2019		2018		2019		2018
NET SALES	$998,041	100%	$988,181	100%	$4,416,009	100%	$4,489,180	100%

COST OF GOODS SOLD	840,786	84.2	850,538	86.1	3,730,491	84.5	3,896,286	86.8

GROSS PROFIT	157,255	15.8	137,643	13.9	685,518	15.5	592,894	13.2

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	104,154	10.4	92,387	9.3	438,320	9.9	392,679	8.7
FOREIGN CURRENCY EXCHANGE (GAIN) LOSS	610	0.1	(657)	(0.1)	727	—	(444)	—
NET LOSS (GAIN) ON DISPOSITION AND IMPAIRMENT OF ASSETS	735	0.1	475	—	1,565	—	(6,604)	(0.1)

EARNINGS FROM OPERATIONS	51,756	5.2	45,438	4.6	244,906	5.5	207,263	4.6

OTHER EXPENSE, NET	150	—	4,548	0.5	4,232	0.1	9,410	0.2

EARNINGS BEFORE INCOME TAXES	51,606	5.2	40,890	4.1	240,674	5.5	197,853	4.4

INCOME TAXES	12,930	1.3	9,258	0.9	58,270	1.3	45,441	1.0

NET EARNINGS	38,676	3.9	31,632	3.2	182,404	4.1	152,412	3.4

LESS NET EARNINGS ATTRIBUTABLE TO NONCONTROLLING INTEREST	(940)	(0.1)	(1,130)	(0.1)	(2,754)	(0.1)	(3,814)	(0.1)

NET EARNINGS ATTRIBUTABLE TO CONTROLLING INTEREST	$37,736	3.8	$30,502	3.1	$179,650	4.1	$148,598	3.3

EARNINGS PER SHARE - BASIC	$0.61		$0.50		$2.91		$2.41

EARNINGS PER SHARE - DILUTED	$0.61		$0.50		$2.91		$2.40

COMPREHENSIVE INCOME	39,545		29,726		183,917		147,336

LESS COMPREHENSIVE INCOME ATTRIBUTABLE TO NONCONTROLLING INTEREST	(1,383)		(577)		(3,218)		(3,873)

COMPREHENSIVE INCOME ATTRIBUTABLE TO CONTROLLING INTEREST	$18,162		$29,149		$180,699		$143,463

SUPPLEMENTAL DATA
	Quarter Period				Year to Date
Market Classification	2019		2018	%	2019		2018	%
Retail	$323,342		$302,414	7%	$1,638,885		$1,659,503	-1%
Industrial	309,709		321,101	-4%	1,329,245		1,307,350	2%
Construction	378,990		376,508	1%	1,524,053		1,598,896	-5%
Total Gross Sales	1,012,041		1,000,023	1%	4,492,183		4,565,749	-2%
Sales Allowances	(14,000)		(11,842)	-18%	(76,174)		(76,569)	1%
Total Net Sales	$998,041		$988,181	1%	$4,416,009		$4,489,180	-2%

	2019	% of Sales	2018	% of Sales	2019	% of Sales	2018	% of Sales
SG&A, Excluding Bonus Expense	$88,592	8.9%	$82,495	8.3%	$369,491	8.4%	$344,877	7.7%
Bonus Expense	15,562	1.6%	9,892	1.0%	68,829	1.6%	47,802	1.1%
Total SG&A	$104,154	10.4%	$92,387	9.3%	$438,320	9.9%	$392,679	8.7%

SG&A, Excluding Bonus Expense as a Percentage of Gross Profit	56.3%		59.9%		53.9%		58.2%

Universal Forest Products, Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

DECEMBER 2020/2019

(In thousands)
ASSETS	2019	2018	LIABILITIES AND EQUITY	2019	2018

CURRENT ASSETS			CURRENT LIABILITIES
Cash and cash equivalents	$168,336	$27,316	Cash overdraft	$—	$27,367
Restricted cash	330	882	Accounts payable	142,479	136,901
Investments	18,527	14,755	Accrued liabilities	208,747	145,754
Accounts receivable	364,027	343,450	Current portion of debt	2,816	148
Inventories	486,874	556,220
Other current assets	54,978	52,655

TOTAL CURRENT ASSETS	1,093,072	995,278	TOTAL CURRENT LIABILITIES	354,042	310,170

OTHER ASSETS	124,028	24,597
INTANGIBLE ASSETS, NET	285,203	272,963	LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS	160,867	202,130
			OTHER LIABILITIES	116,835	46,564
PROPERTY, PLANT AND EQUIPMENT, NET	387,174	354,710	EQUITY	1,257,733	1,088,684

TOTAL ASSETS	$1,889,477	$1,647,548	TOTAL LIABILITIES AND EQUITY	$1,889,477	$1,647,548

Universal Forest Products, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

FOR THE TWELVE MONTHS ENDED

DECEMBER 2020/2019

(In thousands)	2019	2018
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$182,404	$152,412
Adjustments to reconcile net earnings to net cash from operating activities:

Depreciation	60,494	54,949
Amortization of intangibles	6,325	6,393
Expense associated with share-based and grant compensation arrangements	4,007	3,574
Deferred income taxes credit	7,176	857
Unrealized loss (gain) on investment and other	(2,523)	1,888
Net loss (gain) on disposition and impairment of assets	1,565	(6,604)
Changes in:
Accounts receivable	(16,872)	(8,512)
Inventories	73,120	(84,304)
Accounts payable and cash overdraft	(24,132)	(5,213)
Accrued liabilities and other	57,727	1,245
NET CASH FROM OPERATING ACTIVITIES	349,291	116,685

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant, and equipment	(84,933)	(95,862)
Proceeds from sale of property, plant and equipment	1,777	38,373
Acquisitions and purchase of noncontrolling interest, net of cash received	(39,122)	(54,017)
Investment in life insurance contracts	(15,253)	—
Purchases of investments	(13,352)	(13,338)
Proceeds from sale of investments	9,828	3,678
Other	(982)	(66)
NET CASH USED IN INVESTING ACTIVITIES	(142,037)	(121,232)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings under revolving credit facilities	422,057	732,370
Repayments under revolving credit facilities	(460,537)	(748,496)
Borrowings of debt	—	927
Repayments of debt	(3,136)	(5,540)
Issuance of long-term debt	—	75,000
Proceeds from issuance of common stock	1,093	1,026
Distributions to noncontrolling interest	(2,216)	(3,139)
Dividends paid to shareholders	(24,549)	(22,072)
Repurchase of common stock	—	(24,629)
Other	20	(1,054)
NET CASH FROM (USED IN) FINANCING ACTIVITIES	(67,268)	4,393

Effect of exchange rate changes on cash	482	(464)
NET CHANGE IN CASH AND CASH EQUIVALENTS	140,468	(618)

ALL CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	28,198	28,816

ALL CASH AND CASH EQUIVALENTS, END OF PERIOD	$168,666	$28,198

Reconciliation of cash and cash equivalents and restricted cash:
Cash and cash equivalents, beginning of period	$27,316	$28,339
Restricted cash, beginning of period	882	477
All cash and cash equivalents, beginning of period	$28,198	$28,816

Cash and cash equivalents, end of period	$168,336	$27,316
Restricted cash, end of period	330	882
All cash and cash equivalents, end of period	$168,666	$28,198

Universal Forest Products, Inc.

EBITDA RECONCILIATION (UNAUDITED)

FOR THE THREE AND TWELVE MONTHS ENDED

DECEMBER 2020/2019

	Quarter Period		Year to Date
(In thousands)	2019	2018	2019	2018
Net earnings	$38,676	$31,632	$182,404	$152,412
Interest expense	1,933	2,921	8,700	8,893
Interest and investment income	(871)	(262)	(1,945)	(1,371)
Income taxes	12,930	9,258	58,270	45,441
Expenses associated with share-based compensation arrangements	902	813	4,007	3,574
Net loss (gain) on disposition and impairment of assets	735	475	1,565	(6,604)
Unrealized loss (gain) on investments	(912)	1,888	(2,523)	1,888
Depreciation expense	15,842	14,459	60,494	54,949
Amortization of intangibles	1,635	2,119	6,325	6,393
EBITDA	$70,870	$63,303	$317,297	$265,575

Universal Forest Products, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS AS A PERCENTAGE OF SALES

CURRENT YEAR’S SALES STATED AT LAST YEAR’S SELLING PRICES (UNAUDITED)

FOR THE THREE MONTHS ENDED - DECEMBER 2020/2019

	Quarter Period
	Actual	Sales Adjusted to Last Year's Selling Price	Actual
	2019	2019	2018

NET SALES	100.0%	100.0%	100.0%
COST OF GOODS SOLD	84.2	85.0	86.1
GROSS PROFIT	15.8	15.0	13.9
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	10.5	9.9	9.3
NET LOSS ON DISPOSITION AND IMPAIRMENT OF ASSETS	0.1	0.1	-
EARNINGS FROM OPERATIONS	5.2	4.9	4.6
OTHER EXPENSE, NET	-	-	0.5
EARNINGS BEFORE INCOME TAXES	5.2	4.9	4.1
INCOME TAXES	1.3	1.2	0.9
NET EARNINGS	3.9	3.7	3.2
LESS NET EARNINGS ATTRIBUTABLE TO
NONCONTROLLING INTEREST	(0.1)	(0.1)	(0.1)
NET EARNINGS ATTRIBUTABLE TO
CONTROLLING INTEREST	3.8%	3.6%	3.1%

Note: Actual percentages are calculated and may not sum to total due to rounding.

2018 NET SALES	$988,181
2019 SELL PRICE DECLINE	5.00%
DECREASE IN 2019 NET SALES DUE TO SELL PRICE DECLINE	$49,409
ACTUAL 2019 NET SALES	998,041
ADJUSTED 2019 NET SALES	$1,047,450

ACTUAL 2019 COST OF GOODS SOLD	$840,786
PLUS DIFFERENCE IN NET SALES (ABOVE)	49,409
ADJUSTED 2019 COST OF GOODS SOLD	$890,195